JOINT VENTURE AGREEMENT

         This Agreement is made in Bangkok this 7th day of May, 2000 by and between

1. World Wide Wireless Communications, Inc., a Nevada (U.S.A.) corporation, by Mr. Douglas P. Haffer, an authorized director, having its registered office located at 520 Third Street, Suite 101 Oakland, California, USA (hereinafter referred to as WLGS);

2. World Thai Star Co., Ltd., a company incorporated under the laws of the Kingdom of Thailand by Mr. Kraiwat Sriwuttiwong, an authorized director, having its registered office located at 140 Moo 8, Soi Sungkom 1 Chokchai 4 Ladprao Road, Kwang Ladprao, Khet Ladprao Bangkok, Thailand (hereinafter referred to as WTSCO).

                                   WITNESSETH

         Whereas the parties with their expertise, experiences, and resources are desirous to form a joint venture company under the laws of Thailand to engage in the businesses, inter alia, of manufacture and sales of the products or services as hereinafter defined and;

         Whereas it is the intention of the parties hereto to adopt the terms and conditions governing their respective rights and obligations as shareholders of said joint venture company,

         It is therefore, agreed as follows:

1.       Incorporation of a Joint Venture Company

         1.1 As soon as practicable and no longer than fifteen (15) days as from the date of this Joint Venture Agreement, all parties hereto shall jointly establish a limited liability company, under the laws of the Kingdom of Thailand and subject to the terms and conditions contained herein.

         1.2 The limited company shall be called "World Wide Wireless Communication (Thailand) Company Limited" (hereinafter referred to as the JVC) and shall have its initial registered office located at Two Pacific Place Building, Suite 1106, No. 142 Sukhumvit Road, Sub-District Klongtoey, District, Klongtoey, Bangkok Thailand 10110.

         1.3 The JVC shall be operated and managed pursuant to this Joint Venture Agreement or any amendment thereof, the Memorandum of Association is attached herewith as Annex I and the Articles of Association are attached herewith as Annex II. If any provision in the Memorandum of Association or the Articles of Association are inconsistent with this Joint Venture Agreement, the provisions of this Joint Venture Agreement shall prevail over such provision of the Memorandum of Association or the Articles of Association as the case may be.

2.       Business Objectives

         Such to the terms and conditions hereof and the Articles of Association, the parties hereto intend that the Joint Venture Company shall engage, inter alia, in the business of delivering fixed, high speed, wireless broadband Internet and data transmission service within The Kingdom of Thailand and elsewhere in Southeast Asia.

3.       Contribution to the Joint Venture Company

         3.1 WLGS shall be responsible for the build-out of the fixed wireless Internet and data transmission system, including engineering, and systems integration.

         3.2 WLGS shall be responsible for the Operation of the JVC.

         3.3 WTSCO party shall initially contribute to the JVC 2 MMDS channels within Bangkok of at least 8 MHz of bandwidth each, separated by at least 16 MHz of bandwidth. The frequencies shall be digital, and authorized for provision of two-way data transmission. WTSCO will assist the Joint Venture Company in endeavoring to acquire additional spectrum in Bangkok.

         3.4 WTSCO shall contribute additional up-country MMDS frequencies to permit the Joint Venture Company to provide two-way fixed wireless Internet and Data Transmission in the provincial other than Bangkok.

         3.5 WTSCO shall permit the WLGS and the JVC to use the Second Party's transmission tower-the most advantageous tower if there is more than one - at a cost not to exceed the "out-of-pocket" cost to WTSCO for such usage by WLGS and the JVC.

4.       Capital and Shares

         4.1 The initial capital of the Joint Venture Company shall be fixed at twenty million Thai Baht (20,000,000 Thai Baht) divided into two million ordinary shares (2,000,000 shares) having a par value of one hundred Thai Baht (100 Thai Baht) each.

         4.2 If the capital of the Joint Venture Company is required to be increased at any time, the parties hereto shall arrange for such increase of capital through the loans from banks or other financial institutions on a pro rata basis of their shareholdings. If the parties hereto are unable to obtain such loans from such banks or other financial institutions, the parties hereto shall extend a loan to the Joint Venture Company or otherwise make a guarantee for the Joint Venture Company to such banks or other financial institutions in proportion to their shareholdings.

         4.3 WLOS shall contribute 5 million Thai Baht to the JVC for use by WTSCO in transferring its rights to digital MMDS licenses to the JVC. These funds shall be transferred to WLGS's Attorney's Trust Account, and upon proof to attorneys that such rights are in fact held by WTSCO and are transferable to the JVC, the attorneys shall promptly (within 7 days) pay those funds to WTSCO, subject to Article 6 of this Agreement.



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

         4.4 Subject to Article 6 of this Agreement, and approval of the Board of Directors of such expenditures. WLGS shall contribute all initial operating capital to the JVC. This shall include an initial start up capital. Start up capital contributed shall be subject approval of the Board of Directors of WLGS after submittal of a detailed budget and expenses by WTSCO. The budget shall be submitted within 10 days of the signing of this Agreement.

5.       Shareholdings

         5.1 WLGS, by and through its nominated shareholders, hereto agrees to subscribe to ninety-eight thousand shares (98,000 shares) of the JVC representing forty-nine percent (49%) of the initial capital of the JVC. WTSCO, by and through its nominated shareholders, hereto agrees to subscribe to ninety-six thousand shares (96,000 shares) of the JVC representing forty-eight percent (48%) of the initial capital of the JVC. The additional 6,000 shares, representing 3% of the initial capital, shall be subscribed to by Pegasus International Law Office, a limited liability company formed under the laws of the Kingdom of Thailand. The JVC shall issue the share certificates entered in the name of each party hereto to all such parties, and shall be classed as fully paid pending the contributions described in Article 3.

         5.2 Additional issuance of shares of the Joint Venture Company shall not be allowed without prior written consent of all parties hereto. If the issuance of such new shares is required or agreed upon, all parties hereto shall have the preemptive right to such newly issued shares on the pro rata basis of the shareholding of all parties then in effect. If any of the parties hereto refuses to subscribe for such newly issued shares after additional issuance of shares is agreed upon by all parties, the other parties shall be entitled to acquire such shares in proportion to their respective shareholding then in effect. Upon full payment for such newly issued shares by the parties subscribing therefore at the time specified by the Joint Venture Company, the Joint Venture Company shall issue the share certificates entered in the name of such subscribing parties.

6.       Profit Distribution

         Notwithstanding the ownership and the proportion of shareholding set forth in Articles 4 and 5 of this agreement, WLGS shall be entitled to receive 75 percent of the net profits, before taxes, depreciation/amortization, and repayment of any other indebtedness of the JVC, up to and until such time as WLGS's initial investment in the JVC has been repaid. That investment includes:

         a) Its contribution of equipment described in Article 3, including the freight, handling, its initial set up and installation, and any duty or taxes of same.

         b) The legal/government fees required to do the JV Agreement and form the JVC.

         c) The 5 million Thai Baht advance to WTSCO for the assignment of the MMDS licenses.

         d) Its contribution to start up capital.



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

         e) Any and all other sums and expenses advanced by WLGS for and on behalf of the JVC or any party thereto.

         Upon repayment, in full, to WLGS, of those expenses referenced above, and Notwithstanding the ownership and the proportion of shareholding set forth at agreement number 5 above, WLGS and WTSCO shall split all net profits equally.

7.       Transfer of shares

         7.1 The parties hereto covenant and agree that, notwithstanding anything to the contrary contained in the Articles of Association, none of the parties shall sell, assign, dispose of or otherwise transfer whether by way of pledge, encumbrance or otherwise any of the shares respectively held by them unless prior written consent is obtained from the other party.

         Notwithstanding the foregoing, either party shall have the option to transfer any portion of the shares held by it to its affiliate or subsidiary at its sole discretion provided, however, that WLGS shall notify the other parties thereof and ensure that its affiliate or subsidiary shall comply with this Agreement and that such transfer shall in no way effect the JVC's use of the frequencies.

         7.2 Subject to the foregoing provisions, if, at any time, either of the parties hereto (hereinafter referred to as the "Offeror") desires to transfer any or all of the shares then held by it, it shall first offer to sell the said shares to the other party (hereinafter referred to as the "Offeree") in proportion to the shares then held by them at the price per share to be determined by the Offeror and Offeree within thirty (30) days of the date of the original offer. The Offeree shall have a thirty (30) day period as of the date of receipt of such offer to accept or reject the sale of such shares. In any event, an offer not having been accepted within such thirty (30) day period shall be deemed to have been rejected.

         If the Offeree rejects the offer, then the Offeror may sell the shares thus rejected by the Offeree to a third party at the price not less than that earlier determined by the Offer or and the Offeree and on the terms and conditions not less favorable to the Offeror than those of the original offer provided that such transfer shall be completed within thirty (30) days as from the date of receipt by the Offerer of a written notice of the original Offeree's final rejection of the offer. Any such transfer of the shares by either of the parties hereto to a third party shall be conditioned upon the full assumption by such third party transferee of all of the obligations of the transferor provided for in this Agreement.

8.       General Meeting of Shareholders

         8.1 An ordinary general meeting of shareholders of the Joint Venture Company shall be convened once every year. An extraordinary general meeting of shareholders may be convened whenever any of the parties hereto requests such extraordinary general meeting or otherwise the need therefor arises pursuant to the Articles of Association.

         8.2 Any of the matters submitted to a general meeting of shareholders shall be passed by the shareholders holding shares representing a majority of all of the issued shares of


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

the Joint Venture Company and entitled to vote and present or represented by proxy therein unless otherwise provided for by the applicable law. Each shareholder shall have one vote per share held by such shareholder. In case of a tie of votes, the chairman of the general meeting of shareholders shall not be entitled to exercise a casting vote.

         8.3 The following matters shall be subject to a resolution passed in a general meeting of shareholders, by a 2/3rds margin, of the Joint Venture Company in addition to the matters set forth under the applicable law:

         A. Amendment of the Memorandum and the Articles of Association of the Joint Venture Company

         B. Appointment and removal of directors and auditors

         C. Increase or decrease of the capital

         D. Dissolution and liquidation

         E. Merger or amalgamation

         F. Acquisition of all or substantial part of the business of other companies or entities

         G. Transfer or otherwise disposal of all or substantial part of the business of the Joint Venture Company

         H. Approval of distribution of dividends

9.       Board of Directors

         9.1 The management of the JVC shall be vested in the board of directors in accordance with the provisions of relevant laws and the Articles of Association of the JVC.

         9.2 The JVC shall have four (4) directors. Two (2) directors shall be individuals nominated by the WLGS and two (2) directors shall be individuals nominated by the WTSCO. The parties hereby agree to exercise their voting rights as the shareholders of the JVC so that the respective nominees of the parties are duly nominated as the directors of the JVC. If the ratio of shareholding changes, then the parties hereto shall determine the number of directors to be nominated by each party.

         The term of office of the directors shall be determined in accordance with the applicable law.

         9.3 The JVC shall have one Managing Director, to be appointed from among the directors by the board of directors provided that such Managing Director shall be nominated by WLGS. The Managing Director shall act as the chief executive officer of the JVC and shall convene a meeting of the board of directors and a general meeting of shareholders and act as the chairman of such meetings. The Managing Director shall be in charge of the day to


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

day operations of the JVC. If the Managing Director is unable to perform his duties due to any reason whatsoever, he may assign such duties to other directors nominated by WLGS, or the President, provided that a written notice to that effect s given to the other parties and provided that such director shall be responsible for the result thereof as if he were the Managing Director.

         9.4 The JVC shall have a Deputy Managing Director who shall be chosen by the Managing Director from candidates nominated by WTSCO. The Deputy Managing Director shall report to the Managing Director and shall assist, at the direction of the Managing Director, in the day to day operations of the JVC

         9.5 The JVC shall have one (1) President to be appointed from among the directors by the board of directors provided that such President be nominated by WTSOO. His primary duties shall be to liaison with all Thai government agencies and act as company spokesman. All news and press releases shall be first approved by the Managing Director.

         The President shall assist the Managing Director in his duties as the chief executive officer of the JVC. The Managing Director may further delegate duties and responsibilities to the President, as he/she sees fit. If the Managing Director is unable to convene a meeting of the board of directors or a general meeting of shareholders as the case may be and/or to act as the chairman of such meeting due to any reason whatsoever, the President shall convene such meetings and act as the chairman thereof. If the President is unable to perform his duties due to any reason whatsoever, he can assign his duties to other directors, provided that a written notice to that effect is given to the other parties and provided that such director shall be responsible for the results thereof as if he were the President.

         The Managing Director and the President shall be the authorized signatories whose joint signature together with the seal of the JVC shall bind the JVC of obligations of TB 1,000,000.00 or less. Amounts greater than TB 1,000,000.00 shall require authorization from the board of directors.

         9.6 In case of the death, resignation or removal of a director prior to the expiration of his term, the party who originally nominated such director shall nominate a candidate as a new director to replace such director who shall be elected at a general meeting of shareholders of the Joint Venture Company. Any vacancy on the board of directors on death, resignation or removal shall be filled within one (1) calendar month.

         9.7 If any of the directors has committed any wrongful act resulting in damage to the JVC or has failed to perform his duties to the JYC, the parties hereto shall determine whether such director shall be discharged or removed upon mutual consultation in good faith. In the event that the parties determine to discharge or remove such director, a new director shall be appointed in such a manner as set forth in the preceding paragraph.

         9.8 The meeting of the board of directors shall be held pursuant to the Articles of Association and other rules to be determined later by such meetings. A quorum for any meeting of the board of directors of the JVC shall be all of the directors in person or by proxy. A resolution of the meeting shall be passed by the majority votes of the directors. In case of a


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

tie, the chairman of the board shall not be entitled to exercise a casing vote in addition to his own original vote.

         The following matters shall be adopted by resolution of the board of directors of the Joint Venture Company.

         1. Establishment and amendment of rules and regulations of the Joint Venture Company such as rules of the board of directors and other regulations affecting the employment of the Joint Venture Company.

         2. Acquisition or disposal of all or substantial part of the property of the Joint Venture Company,

         3. Conclusion of contracts or agreements involving the amount exceeding Thai Baht 1,000,000 (one million Thai Baht) acquisition or grant of loans exceeding the amount of Thai Baht.

         4. Acquisition or grant of loans exceeding the amount of Thai Baht 100,000 (one hundred thousand Thai Baht).

         5. Provision of guarantee to any debt or obligations.

         6. Any other matters relating to the Joint Venture Company as deemed by Board of directors to require an adoption of a resolution.

         9.9 The fiscal year of the Joint Venture Company shall commence on the 1st day of January and shall end on the last day of December of the same year. However, the first fiscal year of the Joint Venture Company shall commence on the date of registration of incorporation of the Joint Venture Company.

         9.10 The Joint Venture Company shall keep true and accurate books and accounts in accordance with the generally accepted accounting rules and standards. At the end of each fiscal year, such books and accounts shall be audited at the expenses of the Joint Venture Company by a qualified and independent certified public accountant licensed to carry out such audit who will be appointed at the meeting of shareholders as an auditor.

10.      Force Majeure

         A party hereto shall be excused from its obligations hereunder when and to the extent that performance thereof is delayed or prevented by any force majeure event, that is any event beyond the reasonable control of a party and which is unavoidable notwithstanding the reasonable care of the party affected, and shall include, without limitation, acts of government, force of nature, fire explosion, geological change, storm, flood earthquake, tidal wave, lightning or other acts of God or act of war. The party affected by any such force majeure event which seeks to excuse its performance under this Contract or under any of the provisions hereof shall promptly notify the other party advising the latter of the excuse and the steps it will take to complete such performance. A party seeking the excuse will be excused from


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

such performance to the extent such performance is delayed or prevented provided that the party so affected shall use utmost reasonably practical efforts to complete such performance. Notwithstanding the foregoing, should such force maieure event remain more than 30 days as from the date of such notification thereof, this Contract shall terminate.

11.      Breach and Termination

         Unless otherwise provided for in this Agreement, when any party breaches any provision hereof, any of the other parties shall give a notice to such party requiring such party to correct such breach within 15 days as from the date of such notice. Failure to comply with such notice on the part of the defaulting party shall entitle the party giving such notice to terminate this Agreement unless otherwise agreed upon with the other non-defaulting party. Such termination, however, shall be without prejudice to the rights and remedies of the party giving such notice provided for hereunder or under the applicable law.

12.      Amendment and Waiver

         This Agreement may be amended, and the undertaking of any action required hereunder may be waived, by the written consent of each party at the time such amendment or waiver is sought. No such waiver shall operate as a waiver of, or estoppel with respect to, any other action. No failure to exercise and delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity. The waiver of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

13.      Assignment

         Each of the parties agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any right or obligation under this Agreement without the written consent of the other parties. Any purported assignment, transfer or delegation in violation hereof shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall otherwise provided herein, this Agreement does not create and shall not be construed as creating any right or claim enforceable by any person not a party to this Agreement.

14.      Confidentiality

14.1 Each party hereto shall maintain in confidential all confidential information identified as such received from the other parties, whether of a commercial or technical nature. The party receiving such confidential information shall use such confidential information only as expressly contemplated by this Agreement and shall not disclose any such confidential information to a third party or make any unauthorized use thereof. Each party hereto shall treat such confidential information with the same degree of care against disclosure or unauthorized use which it affords to its own confidential information of a similar nature or a reasonable degree of care, whichever is greater. The obligation of confidential treatment shall


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

not apply to any confidential information that (a) has become generally available in the public domain, (b) was in the receiving party's possession prior to disclosure as evidenced by documentary records, (c) was independently developed by the receiving party, provided that the person(s) developing the same did not have prior access to the confidential information received from the other party or (d) was received from a third party who had a right to disclose such information.

15.      Invalidity or Unenforceability or Severability

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable laws. However, if any provision of this Agreement shall be held to be invalid or prohibited under applicable laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.      Entire Agreement

         This Agreement shall constitute the entire agreement between both parties hereto and shall supersede any communications, understandings, negotiations, Agreements or promises in respect hereto which have been made either in writing or orally prior to date hereto and are also contradictory to the provisions hereof.

17.      Headings

         The heading of this Agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

18.      Notices

         In case where any notice or other communications are required or permitted to be given hereunder, such notice or communications shall be in writing and may be delivered in person or sent by mail or transmitted by facsimile to the address of the addressee as specified above. All such notices or other communications shall be deemed to have been duly given and received upon receipt if delivered in person and upon receipt by the postal services or facsimile transmission.

19.      Non-Competition Restrictions

         19.1 Neither of the parties shall at any time whilst it is beneficially interested in any Shares of the Joint Venture Company or for a period of one year from the date on which such Shareholder ceases to be beneficially interested in the Shares, do or permit any of the following without the prior written consent of the other party:

         19.1.1 Either solely or Jointly with or on behalf of any Person directly of indirectly carryon or be engaged or interested (except as the holder for investment of securities


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

dealt in on a recognized stock exchange) in any business competing in the Kingdom of Thailand with the Joint Venture Company;

         19.1.2 Solicit the custom of any Person in the Kingdom of Thailand who is or has been at any time during the term of this Agreement a customer of the Joint Venture Company for the purpose of offering to such customer goods or services similar to or competing with those of the Joint Venture Company;

         19.1.3 Solicit or entice away or endeavor to solicit or entice away any director or employee of the Joint venture Company or of any Subsidiary of the Joint Venture Company, but without prejudice to the right of such shareholder to terminate arrangements under which any of its staff are seconded to the Joint Venture Company or such Subsidiary;

         19.1.4 Cause or permit any person directly or indirectly under its control to do any of the foregoing acts or things;

20.      Applicable Law

         This Agreement shall be interpreted and governed by the laws of the Kingdom of Thailand.

21.      Settlement of Dispute

         In the event of any dispute, controversy or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, the parties hereto shall attempt in good faith to amicably resolve the dispute. Any dispute which cannot be resolved within 60 calendar days as from the date such dispute has arisen shall be resolved finally and exclusively by arbitration in Bangkok, Thailand, in accordance with the Rules of Arbitration Institute, Ministry of Justice Thailand, applicable at the time of submission of the dispute to arbitration. Any arbitral award may be entered in any court of competent jurisdiction.

         The arbitration proceeding shall be conduct by using English language only.



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

         IN WITNESS WHEREOF, This Agreement is made in duplicate having corresponding terms and conditions and the parties hereto have read and understood the contents hereof and thereby affixed their respective signatures and corporate seals (if any) in the presence of the witnesses on the date month and year first above written.


         (Signed)
                 ---------------------------------------------------------------
                                   (Mr. Douglas P. Haffer)

         For and on behalf of World Wide Wireless Communications, Inc.



         (Signed)
                 ---------------------------------------------------------------
                                   (Mr. Kraiwat Sriwuttiwong)


         For and on behalf of World Thai Star Co., Ltd.



         (Signed)                                                       Witness
                 ------------------------------------------------------
                                 (Songchai Hanratanakul)



         (Signed)                                                       Witness
                 ------------------------------------------------------
                                     (Wayne Caldwell)




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

                                    ADDENDUM

         This addendum made on this the 24th day of May 2000, is to that certain Joint Venture Agreement made on the 7th day of May 2000, by and between World Wide Wireless Communications, Inc., hereinafter "WLGS" and World Thai Star Company Limited.

         The Joint Venture Agreement is hereby amended ax follows:

         Section 3.3 of the Joint Venture Agreement

         Whereas WTSCO has agreed to contribute to the JVC "2 MMIS channels within Bangkok of at least 8 MHz of bandwidth each separated by at least 16 MHz of bandwidth" it has now been determined that. the 16 MHz separation may not be enough to utilize the equipment to be supplied by WLGS.

         Should it be determined by WLGS, that for technical reasons, the bandwidth separation must be no less than 36 MHz, WTSCO shall replace one or both of the MMDS channels to ensure a separation of at least 36 MHz.

         Any reasonable costs associated with this change shall be home initially by WLGS subject to repayment under Article 6 of the Joint Venture Agreement. regarding profit distribution.

         This Addendum shall take effect immediately when signed by both parties and shall be attached to the Joint Venture Agreement and be made a part thereof.

Agreed and Accepted:
WTSCO                                           Witness



By:___________________________________          By:_____________________________
       Kraiwat Sriwuttiwong

Agreed and Accepted:
WLGS                                            Witness



By:___________________________________          By:_____________________________
       Douglas Haffer